Exhibit 10.1

June 3, 2011

Mr. William M. Haskel

Dear Bill:

The Cambrex management team enjoyed meeting with you throughout the interview process and I would like to extend an offer of employment to you to join our Legal Department as Senior Vice President, General Counsel and Corporate Secretary, starting no later than July 5, 2011.  You will report to me and receive an annual base salary at the rate of $325,000 per year.

Additionally, you will be eligible for a prorated (based on your 2011 hire date) bonus award of 45% of base salary for achievement at target performance, with 25% for achievement at minimum performance and 90% for achievement of maximum performance.  As we discussed, if your performance level is as expected for the remainder of 2011, I will recommend to the Compensation Committee that your target be increased to 50% of base salary with minimum and maximum awards at 25% and 100% respectively for 2012.  Please note that performance below minimum targets results in no bonus award.  Additional information regarding specific metrics and related details will be reviewed further upon employment.  Bonus awards are subject to the approval of the Compensation Committee and are paid entirely in cash and distributed shortly after the finalization of the prior year’s financial results.  The structure of the annual bonus program, including the metrics, percentage of base salary, and form of the award among other factors, is reviewed and approved by the Compensation Committee at the beginning of each year and is subject to change from year to year.  Cambrex employees must be actively employed on the date the bonus awards are paid.

Attached please find the Employment Agreement (the “Agreement”) between you and Cambrex Corporation, which shall become effective only in the event of a Change in Control as defined in the Agreement.  Should your employment with Cambrex be involuntarily terminated for reasons other than for Cause (see the definition of “Cause” in the Agreement) without the Agreement becoming effective, you will be entitled to receive a severance payment equal to your regular base salary for up to 12 months from your date of separation, or until you find equivalent employment, if earlier.

We will recommend to the Cambrex Board of Directors a stock option grant of 50,000 shares of Cambrex stock at the next regularly scheduled Board of Directors Meeting.  The exercise price for these options will be the average of the high and low prices of Cambrex stock on the day the option grant is approved by the Board or, if later, the day your employment starts.  The stock options vest and are exercisable 25% per year over 4 years.  Incentive based compensation will be subject to the Company’s claw back policy as required by the Dodd-Frank Act.

You will be eligible to participate in our Basic Life Insurance, Supplemental Life Insurance, Accidental Death and Dismemberment, Comprehensive Health, Flexible Spending, and Long Term Disability plans, commencing on the first day of active employment.  Additionally, you will be eligible to participate in the Cambrex Savings Plan/401(k) commencing on the first of the month following 30 days of active service.  Cambrex will match the first 6% of your contributions (100% on the first 3%  and 50% on the next 3%) that you contribute to the Savings Plan.  The Company match vests 20% on each anniversary of hire date and is fully vested after five years.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

June 3, 2011
Mr. Bill Haskel

You will be eligible for four (4) weeks vacation   In addition, Cambrex employees enjoy 12 holidays per year.  A more detailed description of our benefits is attached for your review.

Commencement of work with Cambrex Corporation is contingent upon proof of eligibility of U.S. employment, satisfactory references, a background check, and the execution of a Confidentiality Agreement.  Please complete the enclosed employment application and return it to our offices in East Rutherford.

Finally, commencement of work is also contingent upon the completion of a pre-employment physical examination relating to the essential functions of the job and a drug screen.  Please schedule your physical upon acceptance of this offer.

I look forward to you joining Cambrex as an integral member of our management team.  Please feel free to call me should you have any questions or if we can assist you in any way.

Sincerely,

Steven M. Klosk
President and Chief Executive Officer
Cambrex Corporation

Please indicate your acceptance of this arrangement by signing below and returning one copy of this letter and the signed Employment Agreement to us.

William M. Haskel	Expected Start Date
Enclosures